UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ⌧
Filed by a party other than the Registrant ◻

Check the appropriate box:
⌧ Preliminary Proxy Statement
◻ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻ Definitive Proxy Statement
◻ Definitive Additional Materials
◻ Soliciting Material Under § 240.14a-12

Heron Lake BioEnergy, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
◻ No fee required.
⌧ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
Class A
(2) Aggregate number of securities to which transaction applies:
38,456,283
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.36405
(4) Proposed maximum aggregate value of transaction:
$14,000,000.00
(5) Total fee paid:
$1,527.40
◻ Fee paid previously with preliminary materials.
◻

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

NOTICE OF A SPECIAL MEETING OF MEMBERS

To Be Held 1:00 p.m., Tuesday, June 22, 2021

TO THE MEMBERS OF HERON LAKE BIOENERGY, LLC:

A special meeting of members (the “Special Meeting”) of Heron Lake BioEnergy, LLC (the “Company”) will be on Tuesday, June 22, 2021, at Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration for the meeting will begin at 12:00 p.m. and the meeting will commence at 1:00 p.m.

The purpose of the meeting is to:

●	Vote on a proposal to authorize and adopt a Merger Agreement and Plan of Merger dated March 24, 2021, pursuant to which Granite Falls Energy, LLC (“GFE”), would acquire the minority ownership interest of the Company for $14 million to be paid pro-rata to the minority ownership interest unitholders of the Company. HLBE would become a wholly owned subsidiary of GFE.

●	Transact such other business as may properly come before the Special Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

All unitholders are cordially invited to attend the Special Meeting in person. However, only members listed on the Company’s records at the close of business on March 24, 2021 are entitled to vote at the Special Meeting and any adjournments thereof.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few units, and whether or not you expect to be present, the board of governors requests that you promptly sign, date and return the enclosed proxy card by fax to (320) 235-5962 or by mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201, using the enclosed envelope. Voting by proxy will not affect your right to subsequently change your vote or to attend the Special Meeting.

For your proxy card to be counted in advance of the Special Meeting, it must be received by the inspector of elections, Christianson PLLP, 302 SW 5th Street, Willmar, MN 56201, no later than 5:00 p.m. on Monday, June 21, 2021.

By Order of the Board of Governors,

/s/ Paul Enstad
PAUL ENSTAD,
Chairman of the Board of Governors

Heron Lake, Minnesota

June 1, 2021

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

PROXY STATEMENT

for the

Special Meeting of Members

To be Held 1:00 p.m. Tuesday, June 22, 2021

This proxy statement is furnished in connection with the solicitation by the board of governors (the “Board”) of Heron Lake BioEnergy, LLC (the “Company”, “HLBE”, “we”, “us”, “our”) of the proxy authority included on the enclosed proxy card for use at the special meeting of members to be held on Tuesday, June 22, 2021 (the “Special Meeting”), and any adjournment thereof. The purpose of the Special Meeting is for the members of the Company to vote to adopt and approve a Merger Agreement, pursuant to which the Company would become a wholly owned subsidiary of Granite Falls Energy, LLC (“GFE”), and unit holders of the Company would receive cash payment for their units (the “Merger”).

The Special Meeting will be held in person at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration for the meeting will begin at 12:00 p.m. The Special Meeting will commence at 1:00 p.m.

This solicitation is being made by mail, however, the Company may also use its officers, governors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about June 1, 2021.

We have organized this proxy statement into seven sections in order to set forth our information in a straightforward and understandable way.  You should read all seven sections.

●	Summary of the Proxy Proposal: this section provides a summary of the proposal to be voted on at the Special Meeting.

●	Questions and Answers: this section provides answers to frequently asked questions regarding the purpose of the Special Meeting, and meeting procedures.

●	The Special Meeting: this section provides an overview of the Special Meeting, including the date, time, and place and information regarding the record date, quorum, proxies, and voting procedures.

●	Proposals: this section provides information and detailed explanation of the proposal to be voted on at Special Meeting. There are two proposals being presented for your consideration at the Special Meeting: (1) the adoption and approval of a Merger Agreement between the Company, Granite Falls Energy, LLC, and Granite Heron Merger Sub, LLC, and (2) a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies.

●	The Merger: this section provides a detailed explanation of the Merger, including the background on the Merger, the opinions of financial advisors regarding the fairness of the Merger, and other information regarding the transaction.

●	The Merger Agreement and Voting Agreements: this section provides information regarding the Merger Agreement and associated voting agreements.

●	Additional Information: this section provides additional information, including information required by law to be included in the Company’s Proxy Statement, which has not been included in previous sections.

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

SECTION I - SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Granite Heron Merger Sub, LLC. with and into Heron Lake BioEnergy, LLC, which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information”. The Merger Agreement is available in our public filings at www.sec.gov. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “HLBE”, the “Company”, “we”, “our”, “us” and similar words refer to Heron Lake BioEnergy LLC. Throughout this proxy statement, we refer to Granite Falls Energy, LLC, as “GFE” and Granite Heron Merger Sub, LLC, as “Merger Sub”. In addition, throughout this proxy statement we refer to the Merger Agreement and Plan of Merger, dated March 24, 2021, by and among HLBE,, GFE  and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger

Heron Lake BioEnergy, LLC

Heron Lake BioEnergy, LLC, is a Minnesota limited liability company formed on April 12, 2001. The Company operates a dry mill fuel-grade ethanol plant in Heron Lake, Minnesota, which is currently permitted to produce approximately 72.3 million gallons of undenatured fuel-grade ethanol on a twelve-month rolling sum basis. HLBE’s wholly owned subsidiary, HLBE Pipeline Company, LLC, is the sole owner of Agrinatural Gas, LLC (“Agrinatural”), which owns and operates a natural gas pipeline that provides natural gas to the Company’s ethanol production facility and other customers. A majority of HLBE’s outstanding membership units are owned by GFE.

Granite Falls Energy, LLC

Granite Falls Energy, LLC, is a Minnesota limited liability company formed on December 29, 2000 for the purpose of constructing, owning and operating a fuel-grade ethanol plant located in Granite Falls, Minnesota, which is currently permitted to produce up to 70 million gallons of undenatured ethanol on a twelve-month rolling sum basis.  GFE is the majority owner of HLBE, controlling approximately 50.7% of HLBE’s outstanding membership units. GFE’s business consists primarily of the production and sale of ethanol and its co-products (wet, modified wet and dried distillers’ grains, corn oil and corn syrup).

Granite Heron Merger Sub, LLC

Granite Heron Merger Sub, LLC, is a wholly owned direct subsidiary of GFE and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

The Merger and the Merger Consideration

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, GFE will acquire the minority ownership interest of HLBE. The structure of the transaction will be a merger in which Merger Sub will merge with and into HLBE, with HLBE surviving the transaction as a wholly owned subsidiary of GFE.

Excluding the units owned by GFE, there are 38,456,283 units of HLBE issued and outstanding (the “Minority Ownership Interest”). The purchase price for the entire Minority Ownership Interest is approximately $14,000,000 in cash payable at the closing of the Merger. Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per Unit. (the “Merger Consideration”). Upon the completion of the merger, you will no longer own any units of HLBE and you will no longer have any rights as a member or owner of HLBE.

The units of HLBE held by GFE immediately prior closing of Merger shall be cancelled with no consideration issued to GFE. GFE will emerge from the transaction as the sole owner of HLBE.

At the time the Merger becomes effective, 100 percent of the membership interest in the Merger Sub shall be converted into and become 100 percent of the membership interests in HLBE, as the surviving company in the Merger.

Pursuant to the Merger Agreement, HLBE and GFE have appointed West Bank to serve as the exchange agent for closing the transaction (the “Exchange Agent”). The Exchange Agent will provide Minority Ownership Interest unitholders with instructions for surrendering their certificates representing HLBE units in exchange for Merger Consideration. A process will be available for Minority

Ownership Interest members who cannot locate their membership unit certificates to verify their membership interest and receive Merger Consideration. The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265.  Please do not send your membership unit certificates with your proxy card.

Pursuant to the Merger Agreement, effective as of closing GFE and HLBE release, acquit, and discharge each other and all related parties from all claims, including, all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties, and agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim against the other or its related parties (the “Mutual Release”). Additionally, an HLBE member or unitholder’s approval of the Merger or acceptance of Merger Consideration shall constitute such member or unitholder’s consent to, or ratification of the Mutual Release.

Closing Conditions

The Merger is subject to approval by a majority of the Minority Ownership Interest of HLBE at a special meeting of the HLBE members. The Merger is also subject to (i) the consent of GFE’s lender, (ii) GFE’s ability to obtain financing for the transaction, (iii) confirmation that the Merger will not have materially adverse tax consequences for GFE, (iv) the receipt of regulatory approval, including approval by the Securities and Exchange Commission and (v) the receipt of third-party consents.

Recommendation of the HLBE Board of Governors

Based on various factors described in this proxy statement, the Board of Governors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement and the transactions contemplated thereby

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in Section V of this proxy statement in the subsection captioned “Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s membership units in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger, plus such U.S. Holder’s share of HLBE liabilities immediately before the Merger, and (ii) such U.S. Holder’s adjusted tax basis in the membership units surrendered in the Merger.

For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” in Section V of this proxy statement.  Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Interests of HLBE’s Officers and Governors

When considering the recommendation of the Board of Governors that you vote to approve the proposal to adopt the Merger Agreement and the transactions contemplated thereby, you should be aware that our governors and executive officers have personal interests in the Merger. Specifically, certain officers and governors of HLBE hold units of the Company and will be entitled to a pro rata share of Merger Consideration. Additionally, certain officers and governors of HLBE also own units of GFE and the value of their GFE units may be affected by the Merger, as the Merger will result in GFE becoming the sole owner of HLBE. For a complete disclosure of governors and officer interest, see the section of this proxy statement captioned “Interests of Certain Persons in the Merger.”

Dissenters Rights

No members will be entitled to dissenters’ rights in the event the Merger is completed.

Financing of the Merger

GFE will finance the Merger and the payment of the Merger Consideration through a combination of a long-term revolving loan and a term note from its lender.

HLBE’s Financial Advisor’s Recommendation

The Company retained Business Advisory Service, LLC. (“BAS”) to act as a financial advisor to the Board in connection with the Merger and to evaluate whether the Merger Consideration to be paid to the Minority Ownership Interest pursuant to the Merger Agreement was fair to such unitholders from a financial standpoint. BAS is a financial advisory firm based in Englewood, Colorado, with extensive experience in the ethanol sector.

BAS produced a report dated May 20, 2021, which concluded that the Merger Consideration to be paid upon consummation of the Merger is fair, from a financial standpoint. BAS’ conclusion is premised on the assumption that value received by the Minority Ownership Interest pursuant to the Merger Agreement is approximately $18.6 million to $22.6 million.  This reflects the purchase price of $14 million, less the Minority Ownership Interest’s pro rata share of March 31, 2021, working capital of $2.94 million from HLBE and $1.2 million from Agrinatural, plus the Minority Ownership Interest’s share of the company’s outstanding debt of $9.2 million, which GFE will assume pursuant to the Merger Agreement. The range in the value received is due to potential uncertainty regarding the accounting for certain leases. HLBE has $8.7 million in other long-term liabilities.  This consists of rail car leases shown on the Company’s balance sheet as capital leases. The low end of the estimated value received by the Minority Ownership Interest ($18.6 million) does not include other long-term liabilities.   The high end of the estimated value ($22.6 million) does include other long-term liabilities.

In reaching its conclusion regarding the fairness of the Merger, BAS performed analysis using three different methodologies: a comparable public company analysis, a comparable transaction analysis, and a discounted cash flow analysis. In preparing these analyses, BAS also considered HLBE’s historical and potential future financial performance and the macroeconomic environment.

No Golden Parachute Provision

The Merger Agreement does not include a “golden parachute” compensation proposal for officers or governors, as defined by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2020 and codified under Rule 14a-21(c) of the Securities Exchange Act of 1934.

Regulatory Approvals

The Merger is subject to regulation by the U.S. Securities and Exchange Commission (“SEC”). This Proxy Statement was filed with the SEC at least 10 days before this Proxy Statement was mailed to members of the Company. Neither the SEC nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Exclusivity of the Merger

Pursuant to the Merger Agreement, the Company is subject to an exclusivity provision. Specifically, the Company has agreed that unless or until the Merger Agreement is terminated, the Company will not initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or entity, other than GFE, to acquire all or a substantial portion of the Company’s assets or units, whether by merger or purchase of assets, purchase of units, tender offer, or otherwise. Further, the Company has agree to inform GFE if any other person or entity offers or inquires about such a merger, purchase agreement, or tender offer.

Termination of the Merger Agreement

The Merger Agreement will terminate upon the earlier of the following events:

●	the failure of the Minority Ownership Interest to approve the Merger at a Special Meeting;

●	the mutual agreement of HLBE and GFE to terminate the Merger Agreement; or

●	at 5:00 p.m. CT July 31, 2021, unless the reason for not holding the Special Meeting by that time is the failure to obtain regulatory approval or consent of GFE’s lender.

Merger Litigation

No litigation related to the Merger or the Merger Agreement is currently known or anticipated.

Treatment of Equity-based Awards in Merger

The Company has no outstanding equity-based awards.

Effect if the Merger is Not Completed

If the Merger Agreement and the transactions contemplated thereby is not adopted by the members of HLBE or if the Merger is not completed for any other reason, the members of HLBE will not receive the Merger Consideration or any other payment for their units of the Company. Instead, HLBE will remain a majority-owned subsidiary of GFE.

Due to net losses and operating challenges, HLBE has violated certain loan covenants which allows HLBE’s lender to accelerate certain loans and make certain debt due and payable. As a result, there is substantial doubt about HLBE’s ability to satisfy its debt obligations and continue operating as a going concern. If the Merger is not completed and HLBE cannot satisfy its debt obligations, the Company could be forced to cease operations or seek to reorganize through Chapter 11 bankruptcy proceedings.

The Meeting

Date, time, and Place

A special meeting of the members of HLBE, which refer to as the “Special Meeting”, will be held on Tuesday June 22, 2021, at 1:00 p.m. Central Time at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration will begin at 12:00 p.m. and the Special Meeting will commence at 1:00 p.m.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you were a member of HLBE at the close of business on March 24, 2021, which we refer to as the “Record Date”. To be a member, you must hold a minimum of 2,500 units. Members will have one vote at the Special Meeting for each unit of HLBE owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask members to vote on proposals to (1) adopt the Merger Agreement and the transactions contemplated thereby; and (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to establish a quorum or adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting.

Quorum

As of the Record Date, there were approximately 77,932,107 units of HLBE issued and outstanding, including the units owned by GFE. A majority of the units, represented in person or by proxy, shall constitute a quorum.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Minority Ownership Interest is required to adopt the Merger Agreement and the transactions contemplated thereby. A failure to vote your units and an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the units present in person or by proxy. Abstentions will have the same effect as a vote against these proposals but failure to vote your shares will have no effect on the outcome of these proposals.

Voting Agreement

Concurrently with the execution of the Merger Agreement, GFE and each HLBE governor appointed by the Minority Ownership Interest executed a voting agreement (the “Governors Voting Agreement”) pursuant to which the governors appointed by the HLBE Minority Ownership Interest agreed to vote their units in favor of the Merger Agreement, recommend the members of HLBE vote for the Merger, and designate HLBE as their proxy for the purpose of voting for the Merger.

Also concurrently with the execution of the Merger Agreement, GFE and HLBE executed a voting agreement (the “GFE Voting Agreement”), pursuant to which GFE agreed to vote its units of HLBE in favor of the Merger and to designate HLBE as its proxy for the purposes of voting for the Merger. (collectively, the “Voting Agreements”).

Voting and Proxies

Membership units can be voted only if the holder of record is present at the Special Meeting either in person or by proxy. We recommend you vote prior to the meeting by submitting a proxy card. A proxy card and instructions for voting by proxy are provided in further detail below.

Where You Can Find More Information

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the website maintained by the SEC at www.sec.gov.

SECTION II - QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND VOTING

Q.	What is a proxy?

A.

It is your legal designation of another person to vote the units you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the Special Meeting. These officers are Paul Enstad and Rodney Wilkison.

Q.	What is a proxy statement?

A.

It is a document that U.S. Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote by mail or by fax by signing and returning a proxy card designating Paul Enstad and Rodney Wilkison as proxies to vote on your behalf.

Q.	Why did I receive this proxy statement?

A.	The board of governors is soliciting your proxy to vote at the Special Meeting because you were a member of the Company at the close of business on the record date.

In order to be considered a member, you must hold a minimum of 2,500 units. If you own fewer than 2,500 units, you are considered to be a non-member unit holder and have no rights except financial rights with respect to the units you own. We currently have 67 non-member unit holders that own an aggregate of 35,988 Class A units.

Q.	When and where is the Special Meeting?

A.

The Special Meeting will be held on Tuesday June 22, 2021, at 1:00 p.m. Central Time the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration will begin at 12:00 p.m. and the Special Meeting will commence at 1:00 p.m.

Q.	Who can attend the Special Meeting?

A.	All members as of the close of business on the record date may attend the Special Meeting.

Q.	What is the record date for the Special Meeting and what does it mean?

A.

The record date for the Special Meeting is March 24, 2021.  The record date is established by the board of governors as required by the Company’s member control agreement and the Minnesota Revised Uniform Limited Liability Company Act set forth in Chapter 322C of the Minnesota Statutes. Owners of record of units at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the Special Meeting.

Q.	How many membership units are outstanding on the record date?

A.

On March 24, 2021, there were 77,932,107 units of the Company issued and outstanding, consisting of 62,932,107 Class A units and 15,000,000 Class B units. There are no other classes of units outstanding.  Under the Company’s member control agreement, the Class A units and the Class B units are identical with respect to voting rights and privileges and vote together as one class.  Therefore, when we refer to “units,” unless the context otherwise requires, we are referring to the Class A units and Class B units collectively.

Under our member control agreement, only members may vote at the Special Meeting. We currently have 67 non-member unit holders that own an aggregate of 35,988 Class A units. Therefore, the total number of outstanding units held by voting members is 77,896,119 units.

Q.	How many votes do I have?

A.	Members are entitled to one vote for each membership unit owned by such member as of the close of business on the record date on any matter which may properly come before the meeting.

Q.	How do I vote?

A.	Membership units can be voted only if the holder of record is present at the Special Meeting either in person or by proxy. You may vote using either of the following methods:

●	Proxy card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the Special Meeting. The membership units represented by each properly executed proxy card will be voted at the Special Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card.

After you have marked your choices, please sign and date the enclosed proxy card and return it as follows:

◾	By mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201.

◾	By fax to Christianson PLLP, Attention: Christina Boike, at (320) 235-5962.

If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbent governor nominees.

●	In person at the Special Meeting. Members may vote by attending the meeting in person.

Q. Can I attend via Zoom?

A.	No. There will be no Zoom teleconferencing option for attending the Special Meeting. Members may attend in person. Members may vote by proxy whether or not they attend in person.

Q.	What am I voting on?

A.

Members will vote on two proposals at the Special Meeting. First, members vote on a proposal for the approval of and adoption of the Merger Agreement. Pursuant to the Merger Agreement, a wholly owned subsidiary of GFE would merger with and into the Company, resulting in the Company being a wholly owned subsidiary of GFE; your membership units in the Company would be cancelled and in exchange you would have the right to receive $0.36405 per unit. Detailed information regarding this is provided below in “SECTION IV - PROPOSALS TO BE VOTED ON”, “SECTION V - THE MERGER,” AND “SECTION VI - THE MERGER AGREEMENT AND VOTING AGREEMENTS.” The board of governors believes the Merger Agreement is fair and in the best interest of the Company and recommend members vote FOR the Merger Agreement.

Second, members will vote on a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting. If there are sufficient votes to approve and adopt the Merger Agreement, adjournment to a later date will not be required.

Q.	How does the Company Board recommend that I vote?

A.	The Company Board recommends you vote FOR the approval and adoption of the Merger Agreement, and FOR the proposal to adjourn the meeting to a later date if necessary.

Q.	What are the voting requirements for the Merger proposal?

A.	A majority of the Minority Ownership Interest must vote to approve the Merger Agreement for the Merger to be completed.

The Minority Ownership Interest comprises all of the issued and outstanding units of the Company not owned by GFE through GFE’s wholly owned subsidiary, Project Viking, LLC. As of the Record Date, the Minority Ownership Interest totaled 38,456,283 units. This means, 19,228,142 units held by the Minority Ownership Interest must be voted FOR the Merger Proposal in order for the Merger Agreement to be adopted and for the Merger to be completed.

Q.	What can I do if I change my mind after I submit my proxy?

A.	You may revoke your proxy by:

●	Voting in person at the Special Meeting; or

●	Giving written notice of revocation that is received by Christianson PLLP by 5:00 p.m. on Monday, June 21, 2021.

●	Giving written notice of the revocation to Stacie Schuler, the Company’s Chief Financial Officer (“CFO”) or her designee(s), at the Special Meeting

Simply attending the Special Meeting will not revoke your proxy; you must revoke your proxy one of the ways described above. If you would like to change your vote, you may do so by revoking your proxy and then voting in person or by proxy as described in the immediately preceding question.

Q.	What happens if I mark too few or too many boxes on the proxy card?

A.

If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the proposals. If you mark contradicting choices on the proxy card, such as both FOR and AGAINST the Merger Agreement your votes will not be counted.

Q.	How will a quorum be established the Special Meeting?

A.

To transact any business at the Special Meeting, we must have a quorum of members present at the meeting.  A majority in interest of members, represented in person or by proxy, constitutes a quorum necessary for the transaction of business at the Special Meeting. “Majority in interest” means members holding more than 50% of the units then held by all members.

Because there is an aggregate total of 77,896,119 units held by members (which excludes units held by non-member unitholders), quorum for the Special Meeting requires that 38,948,060 units be represented at the meeting in person or by proxy.  If you submit a properly executed proxy, then you will be considered part of the quorum even if you are not physically present at the meeting.

Q.	Do I have dissenters’ rights to any matter acted upon during the Special Meeting?

A.

No. Members will not be entitled to dissenters’ rights. Pursuant to Section 6.7 of the Company’s Member Control Agreement, effective September 32, 2004, which each unitholder of the Company agreed to upon acceptance of their units, each member expressly waives dissenters’ rights, except for those transactions or events for which waiver of dissenters’ rights is expressly prohibited by the Minnesota Limited Liability Company Act (the “Act”). The Act does not prohibit waiver of dissenters’ rights in the event of a Merger, such as the transaction contemplated by the Merger Agreement. Because the HLBE Member Control Agreement waives such dissenters’ rights, no member is entitled dissenters’ rights regarding the Merger.

Q.	Who will count the vote?

A.	The Company has hired the accounting firm of Christianson PLLP to count the votes.

Q.	Who is paying for this proxy solicitation?

A.

The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Q.	How can I find out results of the voting at the Special Meeting?

A.

Preliminary voting results will be announced at the Special Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Q.	What is the intended purpose of the proposed Merger?

The intended purpose of the Merger is to protect and maximize our members’ investment in the Company. If the Merger is not completed the is significant risk the Company could be forced to cease operations or seek to reorganize through Chapter 11 bankruptcy proceedings. Either of these outcomes would substantially risk our members’ investments. The Merger will allow our members to receive compensation for their investment in the Company and will allow the Company to continue operating as a wholly owned subsidiary of GFE.

The Company has experienced significant net losses due to several factors, including elevated corn prices, the breakdown of our ethanol plant’s boiler, and reduced demand for ethanol due to the COVID-19 pandemic, international trade disputes, and regulatory factors related to the Renewable Fuel Standard. Due to recurring operating and cash flow losses related to difficult market conditions and operating performance, the Company has had multiple instances of noncompliance with certain debt covenants requiring the Company to maintain certain working capital, debt service coverage ratios, and net worth ratios. The Company has obtained waivers for these instances of noncompliance. However, it is probable the Company will incur future instances of noncompliance within the next 12 months and there is no guarantee the Company’s lender will grant future waivers. As a result, approximately $16.8 million of long-term debt has been reclassified as current maturities. The Company has insufficient cash on hand and additional borrowing capacity, and current forecasts indicate insufficient cash flows from operations, to repay the debt if it were to come due as a result of covenant noncompliance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

To remain an operating company, we would have to secure additional debt or equity sources to meet our loan covenants or idle ethanol production altogether. There is a risk our lender may seek to enforce its security interests and take control of our assets. If that were to happen, then we may be forced to cease operations or seek to reorganize through Chapter 11 bankruptcy proceedings.

As part of the Merger, GFE would assume HLBE’s debt and other obligations. It is expected that under GFE’s ownership, the Company will be incompliance with its loan covenants and thus will able to continue operating and avoid bankruptcy proceedings.

Q.	How much is GFE paying to acquire the Minority Ownership Interest of HLBE?

GFE will pay approximately $14,000,000.00 to acquire the Minority Ownership Interest of HLBE. The Minority Ownership Interest, which includes all units not owned by GFE through its wholly owned subsidiary, consisted of 38,456,283 units. Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per unit.

Q.	How much will I be paid for my units if the Merger is completed?

A.	Each issued and outstanding unit you own will be canceled and converted into the right to receive $0.36405 per unit. The per-unit consideration will be the same for member and non-member unitholders.

Q.	If the Merger is completed, will I obtain any ownership interest in GFE?

A.

No. Unitholders of HLBE will receive cash for their units and will not receive any ownership interest in GFE as part of the Merger. No ownership interest in GFE will be transferred to HLBE unitholders through this Merger.

Q.	How much will holders of non-member units be paid for their units if the Merger is completed?

A.

Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per unit. Non-member unitholders will receive the same per-unit consideration as member unitholders.

Q.	How do I receive payment for my units if the Merger is completed?

The Company and GFE have appointed West Bank to serve as the Exchange Agent for closing the Transaction. The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265. The Exchange Agent will mail each Minority Ownership Interest unitholder a letter providing instructions for the surrender of Company unit certificates. The Exchange Agent will receive and catalog each certificate received and will disperse payment of the Merger Consideration to each Minority Ownership Interest unitholder who has properly surrendered their certificates.

Q.	Should I send my unit certificates to the Company now?

A.

No. West Bank, acting as the Exchange Agent, will mail you a letter with instructions for surrendering your unit certificates. Do not mail your certificates to the Company or any other recipient until you have received these instructions from the Exchange Agent.

Q.	Will I be able to receive payment for my units if I cannot locate my unit certificates?

A.

Yes. The standard method to receive payment for your units will be to follow the Exchange Agent’s instructions for mailing your unit certificates to the Exchange Agent. However, the Exchange Agent will also notify unitholders of a process for obtaining payment for their units if they have lost or cannot locate their unit certificates. This process will be set forth in the letter the Exchange Agent sends to each unitholder following approval of the Merger Agreement.

Q:	How was the purchase price of the Merger determined?

A.	GFE will pay $14,000,000.00 to acquire the Minority Ownership Interest of HLBE and thereby become the sole owner of HLBE. The purchase price was determined through a series of negotiations between GFE and the HLBE governors who represent the Minority Ownership Interest (the “Minority Interest Governors”) in January and February of 2021. Both GFE and the Minority Interest Governors were represented by independent counsel in these negotiations. During these negotiations, the two parties considered various factors including, the financial standing of HLBE, the debt and other liabilities of HLBE, industry and market trends and conditions, and the availability of alternative transactions. A key factor in the negotiations was the fact that there is substantial doubt regarding HLBE’s ability to continue operating as a going concern due to certain loan covenant violations HLBE has committed. For more information regarding these loan covenant violations and the resulting Merger negotiations, see “Background of the Merger” in Section V of this proxy statement.

After determining the purchase price, HLBE retained Business Advisory Service, LLC. to act as a financial advisor to the Board in connection with the Merger and to evaluate whether the purchase price was fair to the Company from a financial standpoint. BAS is a financial advisory firm based in Englewood, Colorado, with extensive experience in the ethanol sector. BAS evaluated the Merger using three different methodologies and determined that the purchase price was fair to the Company from a financial standpoint. For additional, see “Opinion of Business Advisory Services, LLC” in Section V of this proxy statement.

Q:	What are the potential consequences if the Merger is not completed?

A.	There is a substantial possibility the Company could be forced to cease operations or seek to seek bankruptcy protection if the Merger is not completed.

The Company has experienced significant net losses due to several factors, including elevated corn prices, the breakdown of our ethanol plant’s boiler, and reduced demand for ethanol due to the COVID-19 pandemic, international trade conditions, and policy decision related to the Renewable Fuel Standard (“RFS”).  Due to these net losses, the Company has violated certain loan covenants related to working capital and net worth ratios and expects future violations to occur. These loan covenant violations allow the Company’s lender to accelerate the certain loans and designate a substantial portion of the Company’s debt due and payable. The Company has insufficient cash on hand, borrowing capacity, and cash flows, to repay the debt if it were to come due as a result of covenant noncompliance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

To remain an operating company, we would have to secure additional debt or equity sources to meet our loan covenants or idle ethanol production altogether. There is a risk our lender may seek to enforce its security interests and take control of our assets. If that were to happen, then we may be forced to cease operations or seek to reorganize through Chapter 11 bankruptcy proceedings.

If we are forced to cease operations or seek bankruptcy protection, our unitholders’ investments in the Company would be substantially at risk.

Q.	Does the Merger Agreement provide a mutual release of claims by HLBE and GFE and its related parties (which include HLBE members)?

A.

Yes.  The Merger Agreement provides that a mutual release between GFE, HLBE, and their respective Related Parties will become effective as of Closing. Related Parties include members and unitholders of HLBE and GFE, meaning the Mutual Release applies to claims HLBE members may have against the Company, GFE, or other Related Parties. Additionally, pursuant to the Merger Agreement, an HLBE member or unitholder’s approval of the Merger or acceptance of Merger Consideration shall constitute such member or unitholder’s consent to, or ratification of the Mutual Release.

Specifically, pursuant to the Mutual Release, HLBE and GFE, on behalf of themselves and their Related Parties, (1) release, acquit, and discharge the other and their Related Parties from all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties (including interest penalties), of any nature whatsoever, whether known or unknown, asserted or unasserted, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, and (2) agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim, that is barred by the releases described in the immediately preceding clause. Each member of the Company’s Board of Governors provides the same release and covenant.

For purposes of the Mutual Release, Related Parties include any and all of GFE’s of HLBE’s current, former, and future parent companies, subsidiaries, affiliates, partners, principals, members, unitholders, Directors, Governors, managers, officers, employees, agents, representatives, attorneys, consultants, independent contractors, predecessors and successors in interest, assigns, insurers, heirs, administrators, legatees, executors and estates, and any other individual or entity that acts or has acted on behalf or any of the foregoing (“Related Parties”).

Q. Has the SEC approved this Merger?

A.

No. The Company submitted a preliminary version of this proxy statement to the SEC at least 10 days before this definitive proxy statement was delivered to you and other unitholders, as is required by Rule 14a-6(a) of the Securities Exchange Act of 1934. When such submission is made to the SEC, the agency may elect or decline to review the preliminary statement. In this case, the SEC declined to review the Company’s preliminary proxy statement.

Q.	Is the Merger taxable to me?

A.

Yes. For a U.S. Holder (as defined in Section V of this proxy statement in the subsection captioned “Material U.S. Federal Income Tax Consequences of the Merger”), the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between (i) the amount of cash that such U.S. Holder receives in the Merger, plus such U.S. Holder’s share of HLBE liabilities immediately before the Merger, and (ii) such U.S. Holder’s adjusted tax basis in the membership units surrendered in the Merger.

For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” in Section V of this proxy statement.  Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Q.	When do you expect the Merger to be completed?

A.

Pursuant to the Merger Agreement, the Company and GFE intend to complete the Merger within five (5) business days of the of the members of the Company voting to adopt the Merger Agreement, subject to the receipt of regulatory approval. The exact closing date has not been set and may change depending on the ability to obtain regulatory approval and other factors.

Q.	What government and regulatory approvals are required to complete the Merger?

A.

The Merger is subject to regulation by the U.S. Securities and Exchange Commission (“SEC”). This Proxy Statement was filed with the SEC and the SEC declined to review it. Neither the SEC no any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Q.	If the Merger is approved and completed, what will happen to the ethanol plant in Heron Lake, Minnesota?

A.

The Heron Lake ethanol plant is expected continue operating in largely the same manner if the Merger is approved and completed. Our Company and GFE currently share a CEO and management team, pursuant to a Management Services Agreement between the two companies. If the Merger is completed, it is expected that GFE’s management team will continue to manage operations of the Heron Lake ethanol plant.

Q.	Will the ethanol plant retain the name “Heron Lake BioEnergy”?

A.

It is expected that the ethanol plant in Heron Lake, Minnesota, will continue to operate under the name Heron Lake BioeEnergy. If the Merger is completed, the Company will become a wholly owned subsidiary of GFE. GFE management believes the name “Heron Lake” has value and contributes to a sense of community pride in Heron Lake, Minnesota, and has identified no reason to change the name of the ethanol plant.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve future events, our future performance and our expected future operations and actions.  All statements, other than statements of historical fact included in this proxy statement, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those described in this proxy statement and our other Securities and Exchange Commission filings. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause our actual results to differ materially from those described in these forward-looking statements:

●	the risk that the conditions to the closing of the Merger are not satisfied (including a failure to gain approval of our unitholders or GFE’s lender);

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the risk that GFE could fail to obtain necessary financing for the Merger;

●	the risk that GFE’s could fail to receive an opinion from its tax advisory that the structure of the Merger will not have materially adverse tax consequences;

●	the risk that GFE could fail to obtain approval from its lender to execute the Merger;

●	litigation or other legal proceedings relating to the Merger;

●	uncertainties as to the timing of the consummation of the Merger and the ability of GFE and HLBE to consummate the Merger;

●	risks that the proposed transaction diverts the attention of management or employees of HLBE or GFE and thereby negatively affects operations;

●	the fact that as of closing of the Merger, HLBE will irrevocably and unconditionally release, acquit, and finally and forever discharge GFE of any and all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties;

●	the fact that the Merger would be a taxable transaction to HLBE’s unitholders for U.S. federal income tax purposes;

●	unknown liabilities;

●	unexpected costs, charges, or expenses resulting from the Merger;

●	the fact that, if the Merger is completed, unitholders of HLBE will forgo the opportunity to realize potential long-term value if the HLBE is operated as a profitable independent company;

●	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; and

●	legislative, regulatory, and economic changes or developments.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this proxy statement.  We are not under any duty to update the forward-looking statements contained in this proxy statement.  We cannot guarantee future results, levels of activity, performance or achievements.  We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement.  You should read this proxy statement and the documents that we reference in this proxy statement, completely and with the understanding that our actual future results may be materially different from what we currently expect.  We qualify all of our forward-looking statements by these cautionary statements.

SECTION III - THE SPECIAL MEETING

Date, time, and Place

The Special Meeting  of the members of HLBE, will be held on Tuesday June 22, 2021, at 1:00 p.m. Central Time at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. Registration will begin at 12:00 p.m. and the Special Meeting will commence at 1:00 p.m.

Record Date; Shares Entitled to Vote

The Record Date for the Special Meeting is March 24, 2021. This means you are entitled to vote at the Special Meeting if you owned a unit of HLBE at the close of business on March 24, 2021. You will have one vote at the Special Meeting for each unit of HLBE you owned at the close of business on the Record Date. If you obtained your units in the Company after the Record Date, you will not have the right to vote those units at the Special Meeting. If you sell or transfer your units in the Company after the Record Date but before the Special Meeting, you will transfer the right to receive Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your units in the Company, but you will retain your right to vote those units at the Special Meeting.

As of the Record Date, there were approximately 77,932,107 units of HLBE issued and outstanding. Of these, 38,456,283 were owned by the Minority Ownership Interest as of the Record Date. Of the Minority Ownership Interest, 35,988 units are owned by non-members who are not entitled to vote. Thus, the number of Minority Ownership Interest units entitled to vote at the Special Meeting is 38,420,295.

Pursuant to the Merger Agreement, the Merger must be approved by a majority of Minority Ownership Interest. This means, for the Merger to be carried out, a majority of the total Minority Ownership Interest, counting both membership and non-membership units must vote to approve and adopt the Merger Agreement. Thus, the total number of votes required to approve and adopt the Merger Agreement is 19,228,142.

Purpose

At the Special Meeting, we will ask members to consider and vote on the following proposals:

(1)

a proposal (the “Merger Proposal”) to adopt the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company, with the Company emerging from the Merger as a wholly owned subsidiary of GFE, and unitholders of the Company will obtain the right to receive Merger Compensation in exchange for their units.

(2)

a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Quorum

As of the Record Date, there were approximately 77,932,107 units of HLBE issued and outstanding, including the units owned by GFE. A majority of the units — 38,966,054 units — represented in person or by proxy, shall constitute a quorum.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Minority Ownership Interest is required to adopt the Merger Agreement and the transactions contemplated thereby. The Minority Ownership Interest comprises all of the issued and outstanding units of the Company not owned by GFE. As of the Record Date, the Minority Ownership Interest totaled 38,456,283 units. This means, 19,228,142 units held by the Minority Ownership Interest must be voted FOR the Merger Proposal in order for the Merger Agreement to be adopted and for the Merger to be completed. A failure to vote your units and an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement and the transactions contemplated thereby.

Approval of the proposal to adjourn the Special Meeting, requires the affirmative vote of a majority of the units present in person or by proxy. Abstentions will have the same effect as a vote against these proposals but failure to vote your shares will have no effect on the outcome of these proposals.

Voting Agreement

Concurrently with the execution of the Merger Agreement, GFE and each HLBE governor elected by the Minority Ownership Interest executed a voting agreement (the “Governors Voting Agreement”) pursuant to which the governors elected by the HLBE Minority Ownership Interest agreed to vote their units in favor of the Merger Agreement, recommend the members of HLBE vote for the Merger, and designate HLBE as their proxy for the purpose of voting for the Merger. The governors elected by the HLBE Minority Ownership Interest further agreed not to transfer, sell, offer, exchange, assign, pledge, or convey any legal or beneficial ownership of any units of HLBE, except through the Merger with GFE.

Also concurrently with the execution of the Merger Agreement, GFE and HLBE executed a voting agreement (the “GFE Voting Agreement”), pursuant to which GFE agreed to vote its units of HLBE in favor of the Merger and to designate HLBE as its proxy for the purposes of voting for the Merger. GFE further agreed not to transfer, sell, offer, exchange, assign, pledge, or convey any legal or beneficial ownership of any units of HLBE, except through the proposed Merger.

Voting and Proxies

Membership units can be voted only if the holder of record is present at the Special Meeting either in person or by proxy. We recommend members vote prior to the meeting by submitting you proxy card. You may vote using either of the following methods:

●	Proxy Card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the Special Meeting. The membership units represented by each properly executed proxy card will be voted at the Special Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card.

After you have marked your choices, please sign and date the enclosed proxy card and return it as follows:

o	By mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201.

o	By fax to Christianson PLLP, Attention: Christina Boike, at (320) 235-5962.

If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR approving the Merger Agreement.

●	In person at the Special Meeting. All members may vote in person at the Special Meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. If the Merger Agreement is adopted, West Bank, the Exchange Agent appointed by the Company to complete closing of the Merger, will deliver to you a letter with instructions for surrendering your certificates of Company units in exchange for Merger Consideration.

Solicitation of Proxies

This solicitation is being made by mail. However, the Company may also use its officers, governors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about June 1, 2021.

The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Revocation of Proxies

Any proxy given by a Company member of record may be revoked at any time before it is voted at the Special Meeting.

You may revoke your proxy by:

●	Voting in person at the Special Meeting; or

●	Giving written notice of revocation that is received by Christianson PLLP by 5:00 p.m. on Monday, June 21, 2021.

●	Giving written notice of the revocation to Stacie Schuler, the Company’s Chief Financial Officer (“CFO”) or her designee(s), at the commencement of the Special Meeting

Simply attending the Special Meeting will not revoke your proxy; you must revoke your proxy in one of the ways described above. If you would like to change your vote, you may do so by revoking your proxy and then voting in person or by proxy as described in the immediately preceding question.

Dissenters Rights

No members will be entitled to dissenters’ rights in the event the Merger is completed. When available, dissenters’ rights allow a member of a limited liability company to dissent from and obtain payment for the fair value of the member’s membership interest in the event of certain company actions.  Section 6.7 of the HLBE Member Control Agreement, effective September 32, 2004, which each unitholder of the Company agreed to upon acceptance of their units, expressly waives dissenters’ rights, except for those transactions or events for which waiver of dissenters’ rights is expressly prohibited by the Minnesota Limited Liability Company Act (the “LLC Act”). The LLC Act does not prohibit waiver of dissenters’ rights regarding a merger, such as the transaction contemplated by the Merger Agreement. Because the HLBE Member Control Agreement waives such dissenters’ rights and the LLC Act does not prohibit such waiver, no member is entitled dissenters’ rights regarding the Merger.

Board of Governor’s Recommendations

After considering various factors described in this proxy statement, the Board of Governors on March 24, 2021, met and unanimously (1) determined that it is advisable and in the best interests of the Company to approve the sale of all of the issued and outstanding units of the Company to GFE by merger, subject to the terms of the Merger Agreement; (2) approved and authorized the Merger Agreement, including the Plan of Merger, Voting Agreement and all exhibits and schedules attached thereto, subject to approval by the Minority Ownership Interest; (3) directed that the Merger Agreement be submitted to the members of the Company for a vote at a Special Meeting of the members; (4) set March 24, 2021, as the record date to determine members entitled to vote at the special meeting; (5) authorized certain governors to take all actions necessary, desirable, advisable, or appropriate to effectuate the Merger; and (6)  recommended that members of the Company vote to authorize and approve the Merger Agreement and Merger.

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our governors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the transaction contemplated thereby, and in recommending that the Merger Agreement be adopted by the members of the Company.  For additional details regarding the interests of our governors and executive officers, see the section of this proxy statement entitled “Interests of Certain Persons in the Merger”.

The HLBE Board of Governors unanimously recommends that you (1) vote “FOR” the proposal to adopt the Merger Agreement; and (2) vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed from time to time to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement. Your units will be voted on any adjournment proposal submitted to stockholders in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is not present at the Special Meeting, or if a quorum is present at the Special meeting but there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, then the Company may seek to adjourn the Special Meeting from time to time. If a quorum is present at the Special Meeting, the Special Meeting may be adjourned if there is an affirmative vote of units representing a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting entitled to vote on such matter. In addition, even if a quorum is not present at the Special Meeting, either the chairman of the Board or the affirmative vote of units representing a majority of the voting power of the units present in person or represented by proxy at the Special Meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Anticipated Date of Completion of the Merger

The exact closing date of the Merger is not yet known. Pursuant to the Merger Agreement, the Company and GFE intend but are not required to complete the Merger within five (5) business days of the of the members of the Company voting to adopt the Merger Agreement, subject to the receipt of regulatory approval. The exact closing date has not been set and may change depending on the ability to obtain regulatory approval and other factors.

SECTION IV — PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY

We are asking you to adopt the Merger Agreement and the transactions contemplated thereby.

Pursuant to the Merger Agreement, HLBE would become a wholly owned subsidiary of GFE, and HLBE unitholders would obtain the right to receive cash compensation of $.36405 per unit in exchange for their units in HLBE. If the Merger Agreement is adopted and the Merger is completed, you would no longer own units in HLBE or have any other ownership interest in the Company.

You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, you should read “Section V —  The Merger” and “Section VI  — The Merger Agreement and Voting Agreements.”

The board believes the Merger Agreement and the transactions contemplated thereby are in the best interest of the Company.  THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting.

If members approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from members who have previously returned properly executed proxies voting against adoption of the Merger Agreement and the transactions contemplated thereby. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement and the transactions contemplated thereby such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and the transactions contemplated thereby and seek to convince the holders of those units to change their votes to votes in favor of adoption of the Merger Agreement and the transactions contemplated thereby. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The board believes the proposal for the adjournment of the Special Meeting, if necessary, is in the best interest of the Company.  THE BOARD RECOMMENDS A VOTE FOR THE ADJOURNMENT PROPOSAL.

SECTION V - THE MERGER

Parties Involved in the Merger

Heron Lake BioEnergy, LLC

Heron Lake BioEnergy, LLC, is a Minnesota limited liability company formed on April 12, 2001. The Company operates a dry mill fuel-grade ethanol plant in Heron Lake, Minnesota, which is currently permitted to produce approximately 72.3 million gallons of undenatured fuel-grade ethanol on a twelve-month rolling sum basis. HLBE’s wholly owned subsidiary, HLBE Pipeline Company, LLC, is the sole owner of Agrinatural Gas, LLC (“Agrinatural”), which owns and operates a natural gas pipeline that provides natural gas to the Company’s ethanol production facility and other customers. A majority of HLBE’s outstanding membership units are owned by GFE.

Granite Falls Energy, LLC

Granite Falls Energy, LLC, is a Minnesota limited liability company formed on December 29, 2000 for the purpose of constructing, owning and operating a fuel-grade ethanol plant located in Granite Falls, Minnesota, which is currently permitted to produce up to 70 million gallons of undenatured ethanol on a twelve-month rolling sum basis.  GFE is the majority owner of HLBE, controlling approximately 50.7% of HLBE’s outstanding membership units. GFE’s business consists primarily of the production and sale of ethanol and its co-products (wet, modified wet and dried distillers’ grains, corn oil and corn syrup).

Granite Heron Merger Sub, LLC

Granite Heron Merger Sub, LLC, is a wholly owned direct subsidiary of GFE and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, GFE will acquire the Minority Ownership Interest of HLBE. The structure of the transaction will be a merger in which Merger Sub will merge with and into HLBE, with HLBE surviving the transaction as a wholly owned subsidiary of GFE. Minority Ownership Interest unitholders will obtain the right to receive cash compensation for their units and will cease to be owners of HLBE.

The Minority Ownership Interest comprises 38,456,283 units. The purchase price for the entire Minority Ownership Interest is $14,000,000 in cash payable at the closing of the Merger. Each issued and outstanding unit of the Minority Ownership Interest will be canceled and converted into the right to receive $0.36405 per unit. Upon the completion of the Merger, Minority Ownership Interest unitholders will no longer own any units of HLBE and you will no longer have any rights as a member of HLBE.

GFE is the majority owner of HLBE, owning approximately 50.7% of the issued and outstanding units of HLBE. The units of HLBE held by GFE immediately prior closing of Merger shall be cancelled with no consideration issued to GFE. GFE will emerge from the transaction as the sole owner of HLBE.

Merger Sub will cease to exist upon completion of the Merger. At the time the Merger becomes effective, 100 percent of the membership interest in the Merger Sub shall be converted into and become 100 percent of the membership interests in HLBE, as the surviving company in the Merger.

The parties to the Merger Agreement have appointed West Bank to serve as the Exchange Agent for closing the transaction. The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265.   West Bank will provide Minority Ownership Interest unitholders with instructions for surrendering unit certificates in exchange for Merger Consideration. A process will be available for unitholders who cannot locate their unit certificates to verify their interest in HLBE and receive Merger Consideration in exchange for their units. Please do not send your membership unit certificates with your proxy card.

Pursuant to the Merger Agreement, GFE and HLBE release, acquit, and discharge each other and all related parties from all claims, including, all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties, and agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim against the other or its related parties.

Effect on HLBE if the Merger is Not Completed

If the Merger Agreement and the transactions contemplated thereby is not adopted by the members of HLBE or if the Merger is not completed for any other reason, the members of HLBE will not receive the Merger Consideration or any other payment for their units of the Company. Instead, HLBE will remain a majority-owned subsidiary of GFE.

Further, if the Merger Agreement is not adopted and the Merger is not completed, there is a substantial possibility the Company could be forced to cease operations or seek to seek bankruptcy protection.

The Company has experienced significant net losses due to several factors, including elevated corn prices, the breakdown of our ethanol plant’s boiler, and reduced demand for ethanol due to the COVID-19 pandemic, international trade conditions, and policy decision related to the Renewable Fuel Standard (“RFS”).  Due to these net losses, the Company has violated certain loan covenants related to working capital and net worth ratios and expects future violations to occur. These loan covenant violations allow the Company’s lender to accelerate the certain loans and designate a substantial portion of the Company’s debt due and payable. The Company has insufficient cash on hand, borrowing capacity, and cash flows, to repay the debt if it were to come due as a result of covenant noncompliance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

To remain an operating company, the Company would have to secure additional debt or equity sources. There is a risk our lender may seek to enforce its security interests and take control of our assets. If that were to happen, then we may be forced to cease operations or seek to reorganize through Chapter 11 bankruptcy proceedings. If Company was forced to cease operations or seek bankruptcy protection, there is a possibility our unitholders could lose their investment in the Company.

Merger Consideration

If the Merger is completed, Minority Ownership Interest units will be cancelled and converted into the right to receive $0.36405 per unit. The per-unit consideration will be the same for members and non-member unitholders. The total consideration GFE would pay for the Minority Ownership Interest is approximately $14,000,000.00.

Upon adoption of the Merger Agreement, Minority Ownership Interest unitholders will receive instructions for obtaining Merger Consideration. The Company and GFE have appointed West Bank to serve as the Exchange Agent for closing the transaction.  The address for the Exchange agent is West Bank, C/O Brooke Newton, 125 Grand Avenue, West Des Moines, IA 50265.   The Exchange Agent will mail each Minority Ownership Interest unitholder a letter providing instructions for the surrender of Company unit certificates. The Exchange Agent will receive and catalog each certificate received and will disperse payment of the Merger Consideration to each unitholder who has properly surrendered their certificates. A process will be available for unitholders who cannot locate their unit certificates to verify their interest in HLBE and receive Merger Consideration in exchange for their units.  Please do not send your membership unit certificates with your proxy card.

Background of the Merger

GFE is a Minnesota limited liability company formed on December 29, 2000 for the purpose of constructing, owning and operating a fuel-grade ethanol plant located in Granite Falls, Minnesota.

HLBE was organized as a Minnesota limited liability company on April 12, 2001 under the name “Generation II, LLC.” In June 2004, we changed our name to Heron Lake BioEnergy, LLC.

In July 2013, GFE acquired controlling interest in the Company. Today, GFE controls approximately 50.7% of the Company’s outstanding membership units through GFE’s wholly owned subsidiary, Project Viking, L.L.C. As a result of its majority ownership, GFE has the right to appoint five (5) of the nine (9) governors to the Company’s board of governors under its member control agreement. In addition to governor appointments, the GFE and the Company also operate under common officers, pursuant to a management services agreement (“Management Services Agreement”).

In recent years, the Company experienced difficult market conditions and operating challenges. Specifically, trade disputes and policy decisions regarding the enforcement of the RFS, suppressed demand for the ethanol we produce. In 2020, the COVID-19 pandemic had a significant adverse effect on our business. The pandemic and related closures greatly reduced demand for travel, and thus reduced the demand for fuel, including the ethanol we produce. Reduced demand and high industry inventory levels resulted in record low ethanol prices in the spring of 2020. As a result, we experienced negative operating margins, significantly lower cash flow from operations and substantial net losses. In response to these adverse market conditions, the Company idled its ethanol production from approximately March 30, 2020, through approximately May 31, 2020.

In July 2020, the Company experienced major issues with its boiler, which negatively impacted production. The Company operated with temporary boilers from August 2020 into January 2021. The Company determined that the purchase and installation of a new boiler would be more economical and efficient than attempted repairs to the failing boiler. The new boiler was placed in service in January 2021 at an estimated cost of approximately $5.3 million.

These market conditions and operating challenges resulted in prolonged negative operating margins, significantly lower cash flow from operations and substantial net losses. In the fiscal year 2020, the Company experienced a net loss of $14.3 million.

As a result of these losses, the Company realized two adverse consequences.  First, as corn prices increased in January 2021, we received margin calls on our corn futures positions on the Chicago Board of Trade.  Because we did not have the cash to pay those margin calls, we exited those futures positions and became unprotected against future price increases.  Second, the Company’s available working capital and net worth decreased significantly.  Due to these decreases, the Company was out of compliance with certain loan covenants as of October 2020. These loan covenants require the Company to maintain a minimum level of working capital and local net worth.  The Company obtained a waiver from its lender for this instance of noncompliance. However, the Company has forecasted that it is probable that there will be future instances of noncompliance with debt covenants.

These conditions resulted in the classification of all debt with the lender as current. The Company has insufficient cash on hand, additional borrowing capacity, and cash flows from operations, to repay the debt if it were to come due as a result of covenant noncompliance. If the Company’s lender were to seek to enforce its security interests, the Company could be faced with the prospect of either ceasing operations or seeking Chapter 11 “reorganization” bankruptcy protection.

In response to these conditions, in December 2020 Company officers and governors engaged in preliminary discussions regarding the financial status of the Company. This included discussion regarding the potential desire of the Minority Ownership Interest to sell its entire interest to GFE. These discussions continued through mid-January 2021.

In late January these discussions became more serious when it became clear that the Company’s auditor, as part of the Company’s annual audit, would report that there was substantial doubt as to the Company’s ability to continue operating as a going concern due to the loan covenant noncompliance. The prospect of this “going concern” disclosure accelerated the discussions regarding the potential for the Minority Ownership Interest to sell its entire interest to GFE or alternative transactions to address the Company’s loan covenant noncompliance.

On January 28, 2021, the Company’s Board of Governor’s met for its scheduled meeting and discussed the status of the Company and the options regarding the Company’s ability to continue operating as a going concern.

On January 29, 2021, the Company filed a late filing notice with the SEC, obtaining an extension to file the Company’s annual report on Form 10-K, which is due on January 31 each year, would be late. On February 16, 2021, the Company filed its annual report, which disclosed the auditor’s conclusion that there was substantial doubt regarding the Company’s ability to continue as a going concern.

In early February 2021, the Governors representing the Minority Ownership Interest retained independent counsel to represent the interest of the Minority Ownership Interest in the anticipated negotiations regarding the future of the Company and the Minority Ownership Interest.

On February 11, 2021, the audit committee of the Company’s Board of Governors convened a scheduled meeting and received a report from the Company’s auditor. The auditor reported that the Company had violated a loan covenant in October, 2020, and received a waiver from its lender for such violation, but because the Company could not reasonably demonstrate that a subsequent loan covenant violation was unlikely in the next 12 months, the Company had to reclassify certain debt from long-term debt to short-term debt. Such reclassification created a liquidity issue for the Company. The auditor reported that the Company’s ratio of current assets (including trade receivables and cash) to current liabilities (including trade debt and the newly reclassified short-term debt) raised substantial doubt about the Company’s ability to continue operating as a going concern.

Also on February 11, 2021, the Company’s Board of Governors held a scheduled meeting and engaged in extensive discussions regarding the status of the Company, the options for resolving the Company’s financial problems, and the potential for the Minority Ownership Interest to sell its units in the Company through a merger process. The options discussed included engaging a financial advisor to evaluate and/or initiate a sale of the entire company process, evaluating informal discussions with third parties on a sale of the minority interest or of the entire company, evaluating the viability and timing and dilutive effect of raising additional equity capital from members and non-members and the terms thereof, considering the availability and terms of additional capital contributions and/or financial guarantees from GFE as the majority member, and ramifications and costs of reorganizing under federal bankruptcy laws.  The Minority Ownership Interest was represented by its independent counsel at this meeting.

At the February 11 meeting of the Board of Governors, the governors representing the Minority Ownership Interest and the governors representing the Company’s majority owner, GFE, reached a conditional agreement in principal regarding the acquisition of the Minority Ownership Interest by GFE via merger and the $14 million purchase price.

In February and early March 2021, the Minority Ownership Interest and GFE, as the majority owner of the Company, each being represented by their own respective counsel, engaged in extensive discussions and negotiations regarding the process, and details of a potential merger. Multiple drafts of a merger agreement were produced and revised as part of the process. The result of these negotiations was a Merger Agreement.

On March 23, 2021, the Board of Governors of GFE convened and voted unanimously to (i) authorized and approved the Merger Agreement, the Plan of Merger, and the certain voting agreements, (ii) authorized and approved the formation of Merger Sub, and (iii) authorized and empowered the GFE’s chairman and its CEO to take any and all action necessary and appropriate to consummate, effectuate, and carry out the Transaction.

On March 24, 2021, the Board of Governors of HLBE convened and voted unanimously to (i) authorize the Merger Agreement, Plan of Merger, and certain voting agreements (ii) submit the Merger Agreement to a vote of the members at a special meeting, (iii) recommend the members approve the Merger Agreement, (iii) set the record date for the Special Meeting as March 24, 2021, and (iv) authorized and empowered Governors Michael Kunerth, Doug Schmitz, and Dave Woestehoff to take all necessary and appropriate actions to consummate, effectuate, and carry out the Transaction.

Recommendation of the Board of Governors

After considering various factors described in this proxy statement, Board of Governors on March 24, 2021, met and unanimously (1) determined that it is advisable and in the best interests of the Company to approve the sale of all of the issued and outstanding units of the Company to GFE by merger, subject to the terms of the Merger Agreement; (2) approved and authorized the Merger Agreement, including the Plan of Merger, Voting Agreement and all exhibits and schedules attached thereto, subject to approval by the Minority Ownership Interest; (3) directed that the Merger Agreement be submitted to the members of the Company for a vote at a Special Meeting of the members; (4) set March 24, 2021, as the record date to determine members entitled to vote at the special meeting; (5) authorized certain governors to take all actions necessary, desirable, advisable, or appropriate to effectuate the Merger; and (6)  recommended that members of the Company vote to authorize and approve the Merger Agreement and Merger.

The board believes the Merger Agreement and the transactions contemplated thereby are in the best interest of the Company.  THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our governors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the transaction contemplated thereby, and in recommending that the Merger Agreement be adopted by the members of the Company.  For additional details regarding the interests of our governors and executive officers, see the section of this proxy statement entitled “Required Information — Interests of Certain Persons in the Merger”.

Opinion of Business Advisory Services, LLC.

The Company retained Business Advisory Service, LLC. (“BAS”) to act as a financial advisor to the Board in connection with the Merger and to evaluate whether the Merger Consideration to be paid to the Minority Ownership Interest pursuant to the Merger Agreement was fair to such unitholders from a financial standpoint. BAS produced a report dated May 20, 2021 regarding the financial fairness of the Merger (the “Fairness Opinion”).

Qualifications of BAS

BAS is a financial advisory firm based in Englewood, Colorado, with extensive experience in the ethanol sector. Scott McDermott serves CEO of BAS. Mr. McDermott has approximately 30 years of experience in financial advisory services, including strategic planning and alignment, mergers and acquisitions, business feasibility studies and planning, market assessments, business valuation and performance improvement in the bio-energy, food, and agribusiness industries. Mr. McDermott previously served as chief operating officer of Ascendant Partners and was one of the founding principals of Business Advisory Services at CoBank ACB. He received a B.A. in Economics from the University of Northern Colorado and an M.A. in Economics from the University of Colorado. Mr. McDermott is licensed with FINRA as a registered investment banking representative.

Mr. McDermott has worked with ethanol companies over his entire career starting with expansion feasibility of Golden Triangle Energy in the late 1990s. He has participated in 37 strategic planning, capital planning and business planning engagements with ethanol companies. He has also participated in 12 ethanol company mergers, acquisitions, and recapitalizations involving more than $400 million in value.

Selection Method of BAS

The Company selected BAS to act as its financial advisor based on BAS’ qualifications, expertise, reputation, and knowledge of the industry in which the Company operates, as well as BAS’ prior experience with mergers and acquisitions.

Prior Relationship with BAS

BAS has provided financial advisory services to both the Company and GFE during the past two years. BAS does not beneficially own any interest in either the Company or GFE. The fee paid to BAS for providing the Fairness Opinion was not contingent on consummation of the Merger.

Determination of Merger Consideration

BAS provided an opinion regarding the fairness, from a financial standpoint, of the Merger to the Company. BAS did not, however, determine or recommend the amount of Merger Consideration to be paid to the Minority Ownership Interest. BAS provided a valuation of the Company to both the HLBE and GFE boards prior to their price negotiation. BAS was retained for the Fairness Opinion after the purchase price for the Merger had been determined and was tasked with evaluating the financial fairness of the purchase price.

Availability of Fairness Opinion

A copy of the Fairness Opinion is available for inspection and copying at the principal office of the Company, 91246 390th Ave. Heron Lake, Minnesota 56137, by any member of the Company or any representative of a member of the Company who has been designated in writing by such member.

Procedures followed

BAS concluded that the Merger Consideration to be received by the Company upon the consummation of the Merger is fair, from a financial point of view, to the Company. In arriving at its opinion, BAS followed various procedures, including taking into account general economic, market, and other conditions, as well as BAS’ experience in connection with similar transactions. In performing its due diligence, BAS reviewed the Merger Agreement, the Plan of Merger, the minutes of action of GFE and HLBE, the unaudited monthly financial statements of HLBE, the annual audited financial statements of HLBE, an HLBE valuation report dated January 2021. Additionally, BAS reviewed outside factors, including recent ethanol industry reports, publicly available financial data of comparable companies, and publicly available financial terms of comparable transactions. Further, the procedures BAS used in developing its opinion included meeting with management to discuss the business, operations, historical and projected financial results and prospects of the Company and performing discounted cash flow analysis of the Company.

Conclusion of BAS

BAS concluded that, based on and subject to the assumptions made, matters considered, and limitations on its review, the Merger Consideration to be paid upon consummation of the Merger is fair, from a financial point of view, to the Company.

Bases and Methods for Reaching Conclusion

BAS’ conclusion is premised on the assumption that value received by the Minority Ownership Interest pursuant to the Merger Agreement is approximately $18.6 million to $22.6 million, which reflects the purchase price of $14 million, less the Minority Ownership Interest’s pro rata share of March 31, 2021, working capital of $2.94 million from HLBE and $1.2 million from Agrinatural, plus the Minority Ownership Interest’s share of the company’s outstanding debt of $9.2 million, which GFE will assume pursuant to the Merger Agreement. The range in the value received is due to alternate available accounting treatments of certain leases. HLBE has $8.7 million in other long-term liabilities, which consist of rail car leases that are shown on the Company’s balance sheet as capital leases. The low end of the estimated value received by the Minority Ownership Interest ($18.6 million) does not include other long-term liabilities and the high end of the estimated value ($22.6 million) does include other long-term liabilities.

In reaching its conclusion regarding the fairness of the Merger, BAS performed analysis using three different methodologies: a comparable public company analysis, a comparable transaction analysis, and a discounted cash flow analysis. In preparing these analyses, BAS also considered HLBE’s historical and potential future financial performance and the macroeconomic environment.

In performing a comparable public company analysis, BAS identified similar public companies in the ethanol industry, evaluated operating performance and profitability for such companies, and compared them to HLBE. BAS concluded that HLBE had a lower enterprise value per gallon than comparable companies due to the distressed financial state of the HLBE’s business and the lack of Company control of the minority shares.

In performing a comparable transaction analysis, BAS evaluated 11 recent transactions involving the acquisition of substantial interests in ethanol companies. According to BAS, the most common valuation metric in the ethanol industry is the transaction value of property, plant, and equipment (“PPE”) as a multiple of trailing twelve-month ethanol production (“TTM”). In the 11 other evaluated transactions, the average PPE as a multiple of TTM was $0.46. In comparison, the HLBE Minority Ownership Interest would receive approximately $0.56 to $0.68 for HLBE’s PPM, as a multiple of TTM. This means, the Minority Ownership Interest would receive more value for the property, plant, and equipment of HLBE on a per-gallon produced basis, than the average recent comparable transaction.

A discounted cash flow analysis (“DCF”) estimates the present value of the projected theoretical future cash flow for a company, discounted at a rate reflecting risks inherent in its business and capital structure. In performing a DCF analysis, BAS reviewed Company projections of future financial performance as prepared by Company management, reviewed free cash flows over the projection period, calculated terminal value, and calculated present value of projected cash flows and terminal value at market discount rates. In the discounted cash flow analysis, BAS estimated a theoretical value for the Company based on a six-year forecast of future performance with a terminal value projected based a multiple of the sixth year’s earnings before interest, taxes, and depreciation and amortization (“EBITDA”). BAS concluded that per-unit value of HLBE on a DCF basis was $0.152 to $0.301. A DCF analysis is based on certain assumptions, many of which are beyond the HLBE’s control. Changing market environment, regulatory initiatives, commodity prices and other factors will likely impact HLBE’s financial performance in ways not anticipated by the DCF analysis.

Instructions Provided and Limitations Imposed by the Company

HLBE instructed BAS to provide an opinion regarding the financial fairness of the Merger, particularly the Merger Consideration to be received by the Minority Ownership Interest. HLBE limited BAS’ scope of work to the financial aspects of the Merger and the Merger Consideration and did not authorize BAS to evaluate factors beyond the financial fairness of the transaction.

Closing and Effective Time

Pursuant to the Plan of Merger, the closing of the Merger and the other transactions contemplated thereby (the “Closing”) shall take place by electronic exchange of documents, at 9:00 a.m. local time on the third (3rd) business day following the satisfaction or waiver (to the extent permitted by applicable Law) of the closing conditions set forth in Merger Agreement (other than those conditions that by their terms are to be satisfied at Closing, but subject to such satisfaction or waiver) (“Closing Conditions”), or at such other time and place as the parties mutually agree in writing.  Such date is herein referred to as the “Closing Date”.

Pursuant to the Merger Agreement, the Company and GFE intend to complete the Merger within five (5) business days of the of the members of the Company voting to adopt the Merger Agreement. The exact Closing Date has not been set and may change depending on the ability on the satisfaction or waiver of Closing Conditions.

Closing Conditions

Pursuant to the Merger Agreement, Closing is subject to certain conditions (“Closing Conditions”), which must be satisfied or waived (to the extent permitted by applicable Law). The Closing Conditions include:

●	Consent of GFE’s and HLBE’s lender;

●	GFE’s ability to obtain financing for the transaction,

●	GFE’s receipt of an opinion from a tax advisor that the structure of the Transaction has no materially adverse tax consequences to GFE;

●	the receipt of regulatory approval;

●	the receipt of required third-party consents; and

●	approval of the Transaction by a majority in interest of the Minority Ownership Interest.

Dissenters’ Rights

No members will be entitled to dissenters’ rights in the event the Merger is completed. Pursuant to Section 6.7 of the HLBE Member Control Agreement, effective September 32, 2004, as amended March 22, 2017, each member expressly waives dissenters’ rights except in regard to transactions for which waiver of dissenters’ rights is expressly prohibited by the Minnesota Revised Uniform Limited Liability Company Act, Chapter 322C of the Minnesota Statutes (the “Act”). The Act does not expressly prohibit waiver of dissenters’ rights for any transaction. Thus, pursuant to the Member Control Agreement, no member is entitled to dissenters’ rights regarding the Merger.

Accounting Treatment

The Merger will be accounted for as an “equity transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined below) in exchange for such U.S. Holder’s membership units of HLBE in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between (i) the amount of cash that such U.S. Holder receives in the Merger, plus such U.S. Holder’s share of HLBE liabilities immediately before the Merger, and (ii) such U.S. Holder’s adjusted tax basis in the shares of membership units surrendered in the Merger.

Except for the significant caveat described below, gain or loss recognized by a U.S. Holder on the exchange of its membership units will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the membership units of such U.S. Holder were held for more than one year on the date of such exchange. U.S. Holders who will exchange all or a portion of their HLBE units within a year of their most recent purchase of said units are urged to consult their tax advisers regarding the treatment of any gain or loss as long-term or short-term capital gain or loss and the possible application of certain “split holding period” rules.  Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations. Certain gain attributable to “unrealized receivables” or “inventory items”, each as defined in Section 751 of the Internal Revenue Code (the “Code”), would be characterized as ordinary income rather than capital gain. This may include certain gain attributable to depreciation recapture under Section 1245 or Section 1250 of the Code, as it relates to depreciable property owned by HLBE. Since the fixed assets of HLBE have been mostly depreciated for tax purposes, there is a significant amount of potential depreciation recapture inherent in those assets.  As a result, a substantial portion of the gain recognized by U.S. Holders will be taxed as ordinary income.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of membership units of HLBE that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of HLBE membership units, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding membership units of HLBE and partners therein should consult their tax advisors regarding the consequences of the Merger.

Information reporting and backup withholding (at a rate of 24%) may apply to the proceeds received by a U.S. Holder pursuant to the Merger. Backup withholding generally will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to unitholders in light of their particular circumstances. For example, and without limitation, this discussion does not address:

●	tax consequences that may be relevant to unitholders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

●	tax consequences to those holding membership units as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

●	tax consequences to unitholders that received their membership units on exercise of notes, warrants or options or otherwise in a compensatory transaction;

●	tax consequences to unitholders who own an equity interest, actually or constructively, in GFE or the surviving company following the Merger;

●	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar; and

●	tax consequences to unitholders who are not U.S. Holders.

Unitholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger

The Merger is subject to regulation by the SEC. A preliminary version of this Proxy Statement was filed with the SEC at least 10 days before it was mailed to members of the Company, pursuant to SEC rules. Neither the SEC nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Merger Litigation

No litigation related to the Merger or the Merger Agreement is currently known or anticipated.

SECTION VI - THE MERGER AGREEMENT AND VOTING AGREEMENTS

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement. The Merger Agreement were published with our Form 8-K filed with SEC on March 25, 2021 and are herein incorporated by reference. Our filings, including copies of the Merger Agreement, are available to the public at the SEC website, www.sec.gov.  You may also obtain a copy of the Merger Agreement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information”

We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Merger Agreement.

This summary of the Merger Agreement attached is included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.  The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

Date of and Parties to the Merger Agreement

The Merger Agreement was executed by the Company, GFE, and Merger Sub (the “Parties”) on March 24, 2021 (the “Merger Agreement Closing Date”).

Merger Structure

Pursuant to the Merger Agreement, at the closing of the Transaction, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as a limited liability company under Minnesota Chapter 322C as the surviving company in the merger. All of GFE’s units in the Company will be cancelled, and no consideration will be paid to GFE for the units. The Company will emerge from the transaction as a wholly owned subsidiary of GFE.

Merger Consideration

The Merger Consideration is $14,000,000.00 in cash and payable at Closing. GFE calculated the Merger Consideration based on the assumptions that the Minority Ownership Interest comprises 38,456,283 issued and outstanding units, for which GFE will pay $0.36405 per unit, and the Merger Consideration will not be adjusted for any changes in assets or liability of the Company following the Merger Agreement Closing Date. No adjustment will be made to the Merger Consideration for changes in the Company’s working capital.

Exchange and Payment Procedures

Pursuant to the Merger Agreement, the Company and GFE have appointed West Bank to serve as the Exchange Agent for closing the Transaction. The Exchange Agent will be responsible for (i) mailing each holder of units of the Minority Ownership Interest a letter providing instructions for the surrender of their certificates representing Company units; (ii) receiving and cataloging such unit certificates, (iii) disbursing the Merger Consideration to each holder of units of the Minority Ownership Interest who properly surrendered their certificates, and (iv) performing other necessary tasks related to the Closing.

Mutual Release

The Merger Agreement provides that a mutual release between GFE, HLBE, and their respective Related Parties will become effective as of Closing. Related Parties include members and unitholders of HLBE and GFE, meaning the Mutual Release applies to claims

HLBE members may have against the Company, GFE, or other Related Parties. Additionally, pursuant to the Merger Agreement, an HLBE member or unitholder’s approval of the Merger or acceptance of Merger Consideration shall constitute such member or unitholder’s consent to, or ratification of the Mutual Release.

Specifically, pursuant to the Mutual Release, HLBE and GFE, on behalf of themselves and their Related Parties, (1) release, acquit, and discharge the other and their Related Parties from all liabilities, obligations, claims, litigation, actions, causes of action, suits, proceedings, executions, judgments, demands, damages, losses, duties, debts, dues, accounts, fees, costs, expenses and penalties (including interest penalties), of any nature whatsoever, whether known or unknown, asserted or unasserted, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, and (2) agree not to initiate, maintain, prosecute or continue to maintain or prosecute any action, suit or proceeding, or seek to enforce any right or claim, that is barred by the releases described in the immediately preceding clause. Each member of the Company’s Board of Governors provides the same release and covenant.

For purposes of the Mutual Release, Related Parties include any and all of GFE’s of HLBE’s current, former, and future parent companies, subsidiaries, affiliates, partners, principals, members, unitholders, Directors, Governors, managers, officers, employees, agents, representatives, attorneys, consultants, independent contractors, predecessors and successors in interest, assigns, insurers, heirs, administrators, legatees, executors and estates, and any other individual or entity that acts or has acted on behalf or any of the foregoing (“Related Parties”).

Closing Conditions

Pursuant to the Merger Agreement, Closing is subject to certain conditions (“Closing Conditions”), which must be satisfied or waived (to the extent permitted by applicable Law). The Closing Conditions include:

●	Consent of GFE’s and HLBE’s lender;

●	GFE’s ability to obtain financing for the transaction,

●	GFE’s receipt of an opinion from a tax advisor that the structure of the Transaction has no materially adverse tax consequences to GFE;

●	the receipt of regulatory approval;

●	the receipt of required third-party consents; and

●	approval of the Transaction by a majority in interest of the Minority Ownership Interest.

Approvals; Access to Information by Buyer

The Merger Agreement provides that the agreement must be approved by two-thirds of the Company’s Board of Governors, including approval by the four governors elected by the Minority Ownership Interest. Further, pursuant to the Merger Agreement, the Company agrees to allow GFE to have full access to the Company’s facilities, records, key employees, customers, suppliers, and advisors to conduct due diligence, satisfy closing conditions, and consummate the Merger. GFE’s due diligence may include a complete review of the Company’s financial, legal, tax, environmental, intellectual property and labor records and agreements.

Covenants

The Merger Agreement provides that the Company and GFE will (a) conduct its business in the ordinary course in a manner consistent with past practice, and not contrary to its obligations under the Merger Agreement or to frustrate or hinder the consummation of the Transaction, (b) maintain its properties and other assets in good working condition (normal wear and tear excepted), (c) use its best efforts to maintain its business and employees, customers, assets and operations as an ongoing concern in accordance with past practice, (d) use its best efforts to obtain each of their lender, any required Third Party Consents and the Regulatory Approval, and (e) use its best efforts to satisfy the other conditions to closing of the Transaction and to otherwise consummate the Transaction.

Regulatory Approval

Pursuant to the Merger Agreement, the Company and GFE agree to use best efforts to obtain all necessary regulatory approvals.

Closing

The Merger Agreement provides that the Company and GFE intend for the Merger to close not later than five (5) business days after that date on which the members of the Company approve the Merger proposal. The exact Closing Date has not been set and may change depending on the ability on the satisfaction or waiver of Closing Conditions.

Exclusivity

Pursuant to the Merger Agreement, the Company agrees not to engage in merger negotiations with any party other than GFE. Specifically, the Merger Agreement provides that the Company shall not to initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than GFE and its affiliates to acquire all or any significant part of the business and properties, unit or unit equivalents of the Company, whether by merger, purchase of units, purchase of assets, tender offer or otherwise. Additionally, the Company agrees not to  provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Transaction.

Termination

The Merger Agreement will automatically terminate at the earlier of (a) the failure of the Minority Ownership Interest to approve the Transaction at the Special meeting, (b) the mutual agreement of the GFE and the Company, and (c) 5:00 p.m. CT on July 31, 2021, unless the sole reason for not holding a special meeting before that date is the lack of regulatory approval or lender consent.

Governing Law

The Merger Agreement is governed by the laws of the State of Minnesota.

Confidentiality

During the term of the Merger Agreement, GFE and the Company may disclose certain confidential information to the other, and the receiving party has a duty to protect and safeguard information, not disclose the information, and not use the information except as allowed under the Merger Agreement.

No Third-Party Beneficiaries

The Merger Agreement provides that, except as specifically set forth therein, nothing in the Merger Agreement is intended or shall be construed to confer rights or remedies to any third party.

Expenses

The Merger Agreement provides that the Parties will pay their own transaction expenses related to the Merger.

THE VOTING AGREEMENTS

Explanatory Note Regarding the Voting Agreements

The following summary describes the material provisions of the Voting Agreements. The descriptions of the Voting Agreements in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Voting Agreements. The Voting Agreements were published with our Form 8-K filed with SEC on March 25, 2021 and are herein incorporated by reference. Our filings, including copies of the Voting Agreements, are available to the public at the SEC website, www.sec.gov. You may also obtain a copy of the Voting Agreements without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information”

We encourage you to read the Voting Agreements carefully and, in their entirety, because this summary may not contain all the information about the Voting Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this proxy statement. Capitalized terms in this section but not defined in this proxy statement have the meaning ascribed to such terms in the Voting Agreements.

Governors Voting Agreement

On March 24, 2021, concurrent with the execution of the Merger Agreement, GFE and each HLBE governor appointed by the Minority Ownership Interest (the “Minority Interest Governors”) executed a voting agreement (the “Governors Voting Agreement”). The Minority Interest Governors included Mike Kunerth, Doug Schmitz, Dave Woestehoff, and Robert Ferguson. The execution of the Governors Voting Agreement was a condition of the Company’s willingness to enter into the Merger Agreement.

Pursuant to the Governors Voting Agreement, the Minority Interest Governors agreed to vote all of their units in favor of the Merger Agreement and any transactions contemplated thereby, and agreed to vote all their units and against any proposal, transaction or agreement that could impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transaction. The Minority Interest Governors agreed to recommend the members of the Company vote in favor of the Merger Agreement and any transactions contemplated thereby, and against any proposals, transactions, or agreements to the contrary. Further, the Minority Interest Governors agreed appoint the Company and any designee of the Company as their proxy for the purposes of voting on the proposed Merger agreement and to revoke all prior proxies.

Additionally, pursuant to the Governors Voting Agreement, the Minority Interest Governors agreed that during the term of said agreement they will not directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of any units of the Company.

GFE Voting Agreement

On March 24, 2021, concurrent with the execution of the Merger Agreement, GFE and HLBE executed a voting agreement (the “GFE Voting Agreement”). The execution of the GFE Voting Agreement was a condition of the Company’s willingness to enter into the Merger Agreement.

Pursuant to the GFE Voting Agreement, GFE agreed to vote all of its units in the Company in favor of the Merger Agreement and any transactions contemplated thereby, and agreed to vote all their units and against any proposal, transaction or agreement that could impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transaction. Further, GFE agreed appoint the Company and any designee of the Company as its proxy for the purposes of voting on the proposed Merger agreement and to revoke all prior proxies.

Additionally, pursuant to the GFE Voting Agreement, GFE agreed that during the term of said agreement it will not directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of any units of the Company.

SECTION VII - ADDITIONAL INFORMATION

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Security Ownership of Governors, Executive Officers and Beneficial Owners

The following table provides certain information as of March 24, 2021, with respect to the unit ownership of: (i) those persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who beneficially own more than beneficial owners owning or holding 5% or more of our outstanding units; (ii) each person who served as a governor of the Company in the past year, (iii) each named executive officer of the Company; and (iv) all officers, governors, and nominees, as a group.  Except as noted below, the persons listed below possess sole voting and investment power over their respective units. No family relationships exist among our governors and executive officers.

Title of Class	Name of Beneficial Owner (1)	Position with the Company	Amount and Nature of Beneficial Ownership (2)		Percent of Class(3)	Percent of All Classes(3)
Class A Units	Dean Buesing	Appointed Governor	—	Units	—%	—%
Class A Units	Steve Christensen	Chief Executive Officer & General Manager	—	Units	—%	—%
Class A Units	Paul Enstad	Appointed Governor & Chairman	—	Units	—%	—%
Class A Units	Robert Ferguson(4)	Elected Governor	296,250	Units	* %	* %
Class A Units	Les Bergquist(5)	Alternate Appointed Governor	—	Units	—%	—%
Class A Units	Kenton Johnson	Appointed Governor	—	Units	—%	—%
Class A Units	Michael Kunerth(6)	Elected Governor & Secretary	977,000	Units	1.55%	1.25%
Class A Units	Martin Seifert	Alternate Appointed Governor	—	Units	—%	—%
Class A Units	Jeremy Janssen(7)	Alternate Elected Governor	43,000	Units	* %	* %
Class A Units	Robin Spaude	Appointed Governor	—	Units	—%	—%
Class A Units	Doug Schmitz(8)	Elected Governor	2,017,524	Units	3.21%	2.59%
Class A Units	Stacie Schuler	Chief Financial Officer	—	Units	—%	—%
Class A Units	Rodney Wilkison	Appointed Governor & Vice Chairman	—	Units	—%	—%
Class A Units	Dave Woestehoff(9)	Elected Governor	3,239,846	Units	5.15%	4.16%
Class A Units	Marten Goulet(10)	Appointed Governor	—	Units	—%	—%
All Governors, Officers and Nominees as a Group:			6,573,620	Units	10.45%	8.44%

Other Members Owning or Holding 5% or More of Our Outstanding Units:
Class A Units	Granite Falls Energy(11)		24,475,824	Units	38.89%	31.41%
Class B Units	Granite Falls Energy(11)		15,000,000	Units	100.00%	19.25%
All Classes	Granite Falls Energy(11)		39,475,824	Units		50.65%

*	Indicates less than 1% ownership.

(1)

The address for all governors and named executive officers for the purposes of their position with Company is the Company’s principal executive offices located at 91246 390th Avenue, Heron Lake, Minnesota 56137.  The address for Granite Falls Energy, LLC is 15045 Highway 23 SE, Granite Falls, Minnesota 56241.

(2)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any units if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined.  As used herein, “voting power” is the power to vote or direct the voting of units and “investment power” is the power to dispose or direct the disposition of units, and includes all units held directly as well as by spouses and minor children, in trust and other indirect ownership, over which units the named individuals effectively exercise sole or shared voting or investment power.

(3)	The percentages in the table are based on 77,932,107 units of the Company issued and outstanding as of March 24, 2021, consisting of 62,932,107 Class A units and 15,000,000 Class B units.

(4)	Includes 148,125 Class A Units owned by Mr. Ferguson and 148,125 Class A Units owned by Mr. Ferguson’s spouse.

(5)	Mr. Bergquist’s term as an alternate appointed governor of the Company began March 25, 2021.

(6)

Includes 11,000 Class A Units owned by Mr. Kunerth, 483,000 Class A Units owned by the Dawn Kunerth and Michael Kunerth Trust dated July 18, 2006 and 483,000 Class A Units owned by the Michael Kunerth Trust dated July 18, 2006. Mr. Kunerth and his spouse are trustees of each of these trusts.

(7)	All Units are owned jointly by Mr. Janssen and his spouse.

(8)

Includes 982,500 Class A Units owned by Doug Schmitz, 8,092 Class A Units owned by Mr. Schmitz and his spouse, 44,432 Class A Units owned by Mr. Schmitz’s spouse, and 982,500 Class A Units owned by Schmitz Grain Inc., which is controlled by Doug Schmitz.

(9)	All Units are owned jointly by Mr. Woestehoff and his spouse.

(10)	Mr. Goulet’s term as an appointed governor of the Company expired March 25, 2021.

(11)

Each of Messrs. Bergquist, Buesing, Enstad, Johnson, and Wilkison were appointed to our board by GFE, and each serves as a governor on the board of governors of GFE. Additionally, each of Messrs. Seifert and Spaude were designated as alternates to the appointed governors by GFE and are available to serve in the absence of an appointed governor. However, each of Messrs. Bergquist, Buesing, Enstad,  Johnson, Wilkison, and Seifert, and Spaude disclaim any beneficial ownership of the securities indicated, and the reporting herein of such securities shall not be construed as an admission that any of the foregoing is the beneficial owner thereof for purposes of Section 16 or for any other purpose.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and governors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, governors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5s were required for such covered persons, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during the 2020 fiscal year.

Certain Relationships and Related Party Transactions

The term “related person” as defined in Item 404(a) of Regulation S-K of the Securities Act of 1933 (the “Securities Act”) refers to our governors, executive officers, holders of more than 5% of our outstanding units and the immediate family members of any of those persons.  No direct family relationships exist between any of the governors of the Board, officers, or key employees of the Company.

Interests of HLBE Governors and Officers in Granite Falls Energy, LLC

Certain HLBE governors and officers have an interest in GFE, the acquiring company in the proposed Merger. By holding units in GFE, these governors and officers may have interests in the Merger that are different, and potentially adverse to yours. Specifically, governors and officers of HLBE who own units of GFE may see the value of their GFE units increase or decrease as a result of the consummation of the Merger, or the failure to consummate the Merger.

Our Company and GFE are closely related, with GFE owning approximately 50.7% of our issued and outstanding units. Accordingly, some of our governors, including the chairman of our Board, also serve governors of GFE. Additionally, subject to a Management Services Agreement between the two companies, the CEO, CFO and risk manager of GFE also serve as the CEO, CFO, and risk manager of our Company.

The following table provides certain information as of March 25, 2021, regarding units of GFE owned and positions with GFE held by governors and officers of our Company. Except as noted below, the persons listed below possess sole voting and investment power over their respective units.

Name and Address of Beneficial Owner (1)	Position with the GFE, if any	Number of GFE Units Owned (2)		Percent of Class(3)
Dean Buesing	Governor, secretary	635	Units	2.07%
Steve Christensen	Chief Executive Officer & General Manager	—	Units	—%
Paul Enstad	Governor & Chairman	125	Units	— %*
Robert Ferguson	—	—	Units	—%
Les Bergquist(4)	Governor	15	Units	— %*
Kenton Johnson	Governor	10	Units	— %*
Michael Kunerth	—	—	Units	—%
Martin Seifert	Alternate Governor	2	Units	— %*
Jeremy Janssen	—	—	Units	—%
Robin Spaude	Governor	55	Units	— %*
Doug Schmitz	—	—	Units	—%
Stacie Schuler	Chief Financial Officer	5	Units	— %*
Rodney Wilkison	Governor & Vice Chairman	100	Units	— %*
Dave Woestehoff	—	—	Units	—%
Total GFE units owned by HLBE Governors & Officers		947	Units

*	Indicates less than 1% ownership.

(1)	The address for all governors and named executive officers for the purposes of their position with GFE is the GFE’s principal executive offices located at 15045 Highway 23 SE, Granite Falls, Minnesota.

(2)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any units if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of units and “investment power” is the power to dispose or direct the disposition of units, and includes all units held directly as well as by spouses and minor children, in trust and other indirect ownership, over which units the named individuals effectively exercise sole or shared voting or investment power.

(3)	The percentages in the table are based on 30,606 Units issued and outstanding as of February 21, 2021.

(4)	Mr. Bergquist’s term as an alternate appointed governor of the HLBE began March 25, 2021. Mr. Bergquist replaced Marten Goulet, who served as an appointed Governor of HLBE until March 25. Mr. Goulet also served as an elected governor of GFE until March 25, 2021. Mr. Goulet holds 15 units of GFE.

No Golden Parachute Compensation

No compensation, benefits, or severance package will be payable to the Company’s named executive officers based on or otherwise related to the Merger. In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth this information.

Executive Officer	Cash	Equity	Pension/NQDC(1)	Tax Reimbursement	Other	Total
Steve Christensen	$0	$0	$0	$0	$0	$0
Stacie Schuler	$0	$0	$0	$0	$0	$0

(1)	NQDC refers to nonqualified deferred compensation.

Corn Transactions

In the ordinary course of business, we regularly enter into transactions to buy grain. From time to time, we may buy grain from related persons on the same basis as we buy grain from unrelated parties. For the fiscal year ended October 31, 2020, we purchased approximately $6.9 million of corn from board members, consisting of approximately $460,000 from Robert Ferguson, and $6.5 million Schmitz Grain, inc., which is controlled by our governor Doug Schmitz.

Management Services Agreement

On July 31, 2013, we entered into a management services agreement (the “Management Services Agreement”) with GFE for the purpose of sharing certain management employees. The Management Services Agreement automatically renews for successive one-year terms unless and until the Company or GFE gives the other party 90 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The Management Services Agreement may also be terminated by either party for cause under certain circumstances.

Under the Management Services Agreement, GFE supplies its personnel to act as part-time officers and managers of the Company for the positions of chief executive officer, chief financial officer, and risk manager (the “Executive Officers”). In return, the Company pays GFE 50% of the total salary, bonuses and other expenses and costs (including all benefits and tax contributions) incurred by GFE for the three management positions, paid on an estimated monthly basis with a “true-up” following the close of GFE’s fiscal year. GFE is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the Management Services Agreement. The total costs that the Company incurred under the Management Services Agreement for fiscal year 2020 was approximately $510,000.

It is expected that the Executive Officers will continue serving in their current positions with GFE upon the completion of the Merger. Because HLBE will become a wholly owned subsidiary of GFE upon completion of the Merger, the Executive Officers are also expected to continue managing and overseeing the operations of HLBE. Because the Executive Officers are expected to generally continue performing the same roles upon completion of the Merger, the Merger Agreement does not authorize any special payments or other such benefits for the Executive Officers upon completion of the Merger.

Review and Approval of the Transactions with Project Viking and Granite Falls Energy

The Management Services Agreement described above, were reviewed and approved by a Special Committee of the board of governors. The Special Committee was comprised of Robert J. Ferguson, Doug Schmitz, David J. Woestehoff, Michael S. Kunerth and Jeremy Janssen. The governors serving on the Special Committee had no personal interest in the transactions contemplated by the management services agreement or related transactions. The governors serving on the Special Committee also were not affiliated with GFE or Project Viking or any of their respective affiliates.

CEO Separation Agreement

Unrelated to the Merger, the Company’s CEO and General Manager Steve Christensen has announced his intention to retire from both and HLBE and GFE at or before the end of 2021. To facilitate his retirement, Mr. Christensen and the GFE executed a separation agreement on or about February 17, 2021 (the “CEO Separation Agreement”). Pursuant to the CEO Separation Agreement, Christensen’s services to GFE will terminate at the earlier of December 31, 2021, or the hiring of his replacement and the completion of a transition period. Christensen’s services to HLBE will terminate at the same time his services to GFE terminate, pursuant to the terms of the Management Services Agreement. Christensen will be paid in full pursuant to the terms of his employment agreement through December 31, 2021, even if his services terminate earlier due to the hiring of his replacement. In any event, Christensen’s services to HLBE and GFE are expected to terminate no later than December 31, 2021.

The CEO Separation Agreement was negotiated and executed before the Merger Agreement and was not executed in contemplation of the Merger. Compensation Mr. Christensen receives as a result of the CEO Separation Agreement is unrelated to the Merger. Additional information can be found in our SEC filing regarding the CEO Separation Agreement.

Natural Gas Local Distribution Company Management Agreement between Agrinatural Gas, LLC and Granite Falls Energy

On February 3, 2020, our wholly owned subsidiary, Agrinatural Gas, LLC (“Agrinatural”) entered into a natural gas local distribution company management agreement with GFE for, among other purposes, the purpose of sharing certain management employees. The agreement automatically renews for successive one-year terms unless and until Agrinatural or GFE gives the other party 30 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The agreement may also be terminated by either party for cause under certain circumstances.

Under the agreement, GFE supplies its personnel to act as part-time officers of Agrinatural for the positions of chief executive officer and chief financial officer. In return, Agrinatural pays GFE $9,000 per month, excluding fees for third-party services, paid on the tenth business day of the month in which invoiced. GFE is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the agreement.

Review and Approval of the Transactions between Agrinatural Gas, LLC and Granite Falls Energy

The transactions and agreements between Agrinatural and GFE described above, were reviewed and recommended for approval by a Special Committee of the board of governors of Agrinatural. Such transactions and agreements were ultimately approved by the board of governors of Agrinatural. The Special Committee was comprised of Scott Dubbelde, Sheila Helland, Brian Kletcher, and Robert Schlenner. The persons serving on the Special Committee were neutral and were neither members of the board of governors of Agrinatural or the board of governors of GFE.

Process for Review, Approval or Ratification of Transactions with Related Persons

The charter of our audit committee provides that the audit committee is responsible for reviewing and approving the terms and conditions of all of transactions that we enter into in which an officer, governor or any member holding greater than 5% or any affiliate of these persons has a direct or indirect material interest. Our Code of Business Conduct and Ethics, which is applicable to all of our employees and governors, also prohibits our employees, including our executive officers, and our governors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and governors from the provisions of, or requests for consents by our executive officers and governors under, our Code of Business Conduct and Ethics must be made to the audit committee.

In addition, in December 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the audit committee has also identified and pre-approved certain transactions with related persons, including:

●	employment and compensation of our executive officers or governor compensation, if required to be reported in under the disclosure requirements of the SEC;

●	payment of ordinary expenses and business reimbursements;

●	transactions with another company in which the related party’s only relationship is as a non-executive officer, employee, governor/director or beneficial owner of less than 10% of the other company’s voting equity and in which the dollar amount does not exceed the greater of $100,000 or 2% of the other company’s total revenues;

●	any transaction with another company controlled by a related party or with a related party for the purchase by us of corn where (A) the amount of corn sold in the transaction does not exceed 200,000 bushels; (B) the contract for delivery of the corn specifies a delivery date of not more than sixty (60) days from the date of the contract; (C) the price per bushel is fixed at the time of the contract; and (D) where the amount paid per bushel or other material terms of the transaction are based on consideration or criteria generally applicable to other sellers of corn of a like quality and quantity, given the conditions of the grain markets at the time of sale;

●	charitable contributions in which the dollar amount does not exceed $100,000 or 2% of the charitable organization’s receipts if the related party’s only relationship is as a non-executive officer, employee or a governor/director;

●	payments made under our Articles of Organization, member control agreement, insurance policies or other agreements relating to indemnification;

●	transactions in which our members receive proportional benefits; and

●	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The audit committee must approve any related person transaction subject to this policy before commencement of the related party transaction. If pre-approval is not feasible, the audit committee may ratify, amend or terminate the related person transaction. The audit committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

●	whether the terms are fair to us;

●	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

●	whether the related party transaction is material to us;

●	the role the related party has played in arranging the transaction;

●	the structure of the related party transaction;

●	the interests of all related parties in the transaction;

●	the extent of the related party’s interest in the transaction; and

●	whether the transaction would require a waiver of our Code of Business Conduct and Ethics.

The audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the audit committees deems appropriate.

MEMBER PROPOSALS FOR 2022 ANNUAL MEETING

The proxy rules of the SEC permit equity owners of a company, after timely notice to the Company, to present proposals for action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for action by equity owners and are not properly omitted by Company action in accordance with the proxy rules.

The 2022 annual meeting of members is expected to be held during the last half of March 2022, and proxy materials in connection with that meeting are expected to be mailed on or about the last business day of February 2022.

Under the rules of the SEC, including Rule 14a-8 of the Securities Exchange Act of 1934, any member proposal to be considered by us for inclusion in the proxy material for the 2022 annual meeting must be received by the secretary of the Company, 191246 390th Avenue, Heron Lake, Minnesota 56137, no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the 2021 annual meeting. Accordingly, we determined that members must submit proposals related to the 2022 annual meeting of members to the Company by November 1, 2021. The submission of a proposal does not guarantee its inclusion in the proxy statement or presentation at the annual meeting unless certain securities laws requirements are met. Proposals submitted later than November 1, 2021 will be considered untimely and will not be included in our proxy statement for the 2022 annual meeting. We suggest that any proposal be submitted by certified mail - return receipt requested.

Pursuant to our nominating committee charter, members of the Company may submit recommendations for governor candidates to the chairman of the nominating committee. All such nominations must be submitted in writing to the nomination and governance committee at Heron Lake BioEnergy, LLC, 191246 390th Avenue, Heron Lake, Minnesota 56137. Such submissions should include the nominating member’s name and contact information, a brief description of the candidate’s business experience, civic involvement, education and such other information as the member submitting the recommendation believes is relevant to the evaluation of the candidate.

For candidates to be considered for election at the 2022 annual meeting, the recommendation must be received by the Company by November 1, 2021.  Candidates properly submitted by members of the Company or members of the nomination and governance committee will be considered in the same manner as those submitted by third-party search firms, if any, to the nomination and governance committee. Additionally, the Company will also be soliciting governor candidates by notifying members of a “Call for Board of Governors Nominations” in the fall of 2021.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

●	the Company’s Annual Reports on Form 10-K for the fiscal year ended October 31, 2021, which were filed with the SEC on February 16, 2021;
●	The Company’s Definitive Proxy Statement for our annual meeting, filed with the SEC on February 26, 2021.

●	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2021, which was filed with the SEC on March 17, 2021;

●	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2020, which was filed with the SEC on September 14, 2021; and

●	the Company’s Current Reports on Form 8-K filed with the SEC on March 25, 2021, February 22, 2021, December 21, 2020, and June 26, 2020.

Copies of any of the documents we file with the SEC may be obtained free of charge by contacting our Corporate Secretary at Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137, Attention: Corporate Secretary or by calling (507) 793-0077.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 1, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Heron Lake BioEnergy, LLC	MEMBER NAME
2021 Special Meeting - Tuesday, June 22, 2021	NUMBER OF UNITS
For Members as of March 24, 2021	TELEPHONE NUMBER
Proxy Solicited on Behalf of the Board of Governors
Vote by Mail or Facsimile:
1) Read the Proxy Statement
2) Check the appropriate boxes on the proxy card
3) Sign and date the proxy card

4) Return the proxy card in the envelope provided or via fax to (320) 235-5962 or mail to Christianson PLLP, Attention: Christina Boike at 302 SW 5th St, Willmar, MN 56201.  It must be received by Christianson PLLP no later than 5:00 p.m. on Monday, June 21, 2021.

PROPOSAL 1: Adoption of the Merger Agreement and the transaction contemplated thereby
For	Withhold / Abstain	PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK
□	□

PROPOSAL 2: Adjournment of the Special Meeting

For	Withhold / Abstain
□	□

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.	□	GRANT AUTHORITY	□	WITHHOLD AUTHORITY

The undersigned hereby appoints Paul Enstad and Rodney Wilkison, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the units of HERON LAKE BIOENERGY, LLC held of record by the undersigned on March 24, 2021, at the Special Meeting of members to be held on June 22, 2021, commencing at 1:00 p.m. at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, and any postponements or adjournments thereof.

When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted FOR Proposal 1 and Proposal 2 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be received by Christianson PLLP by 5:00 p.m. on Monday June 21, 2021, or by submitting the proxy card in person at the Special Meeting. You may revoke your proxy by: (1) Voting in person at the Special Meeting; or (2) Giving written notice of revocation, which is received by Christianson PLLP by 5:00 p.m. on Monday, June 21, 2021.

Please sign exactly as name(s) appear(s) on your membership unit certificate(s).

SIGNATURE BLOCK FOR INDIVIDUALS	SIGNATURE BLOCK FOR ENTITIES**
OR JOINT OWNERS*	(Corporation, Partnership, Trust, IRA)

Signature (1):	Entity Name:
Print Name:
Date:	Signature:

Signature (2):	Signor Name:
Print Name:	Title:
Date:	Date: